To Our Shareholders:

Last year, as the newly elected CEO of JMAR Technologies, I knew the road to success was not going to be easy. My time spent as a member of JMAR’s Board of Directors provided a clear view of the challenges the Company was facing. JMAR was firmly entrenched in the struggle of transitioning from pure government R&D to the development of advanced technologies for commercial markets as well. I’m pleased to report that changes have been implemented and inroads made, establishing JMAR as a late-stage technology Company, serving both government and commercial markets.

We owe special thanks to our Chairman, Charles Dickinson, for his wise counsel. JMAR is being reorganized so that our technology projects function as individual cost centers, as opposed to the existing model of segmenting the Company by Divisions. This vertical structure will allow the Company to move forward quickly in identifying technology licensing, acquisition and spin-off opportunities, as well as seeking strategic partners for joint ventures of mature technology products. The flexibility of this structure will allow JMAR to parse its technology inventory as opportunities arise, and each such parsing will be designed to strengthen the balance sheet.

JMAR accomplished its first such parsing this past March by spinning-off its prototype x-ray microscope (XRM) technology to Gatan Inc, a subsidiary of Roper Scientific Industries. Gatan purchased the technology through an asset sale that provided JMAR a balanced compensation package of cash payments, future royalties, and exclusive rights as the BriteLight™ plasma laser supplier for future XRM commercial sales.

We have also weathered an almost constant struggle between implementing cost-cutting initiatives to improve the bottom line, and strategic growth initiatives to ensure JMAR’s position as a leader in advanced photonics and laser technology development. While not yet out of the woods (additional external financing is still required to reach our goals), I believe we have a solid plan moving forward. We have identified our key technology platforms, aligned the appropriate management teams, and outlined a five-year strategy which shows the Company achieving profitability by the end of next year.

I want to thank all our shareholders for standing by JMAR through a difficult and chaotic period. It is my intention to bring to you a financially sound and thriving JMAR Technologies. Please check our website periodically for updated information in all these regards.

August 9, 2007

C. Neil Beer, PhD
President and Chief Executive Officer